CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GCP APPLIED TECHNOLOGIES INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, GCP Applied Technologies Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.
Article VI, Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) is hereby amended and restated to read in its entirety as follows:

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, prior to the Declassification Time any director may be removed from office at any time only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Declassification Time, subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

2.	Article VI, Section 6 of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Section 6. By-Laws. The Board of Directors and the stockholders are expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.	Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

4.	This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be duly executed this 3rd day of May, 2018.

GCP APPLIED TECHNOLOGIES INC.

By /s/ John W. Kapples
Name: John W. Kapples
Title: Vice President, General Counsel and Secretary